Exhibit 3.37

State of Delaware Secretary of State Division of Corporations Delivered 02:57 PM 10/07/2013 FILED 02:41 PM 10/07/2013 SRV 131169572 - 5064943 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

NRGM GP, LLC

The undersigned, desiring to amend the Certificate of Formation pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

1.	Name of Limited Liability Company: NRGM GP, LLC (the “Company”).

2.	The Certificate of Formation of the limited liability company is hereby amended by deleting Article 1 thereof in its entirety and inserting the following in lieu thereof:

“FIRST. The name of the Company is:

Crestwood Midstream GP LLC.”

3.	The foregoing amendment was duly adopted in accordance with the provisions of Section 18-404 (by written consent of a majority of the members of the board of directors of the Company) of the Delaware Limited Liability Company Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the NRGM GP, LLC has caused this Certificate to be executed by its duly authorized officer on this 7th day of October, 2013.

By:
	Name:	Robert G. Phillips
	Title:	President and Chief Executive Officer

Signature Page to Certificate of Amendment of NRGM GP, LLC